     Exhibit 15

May 2, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Tollgrade Communications, Inc.

1)	Form S-8 (Registration No. 333-4290, 333-65502, and 333-83007 and 333-95965) 1995 Long-Term Incentive Compensation Plan and Individual Stock Options Granted to Certain Directors and Employees Prior to the Adoption of the Plan

2)	Form S-8 (Registration No. 333-52907 , 333-55470 and 333-096969) 1998 Employee Incentive Compensation Plan

Commissioners:

We are aware that our report dated May 2, 2005 on our review of interim financial information of Tollgrade Communications, Inc. for the three month period ended March 26, 2005 and March 27, 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 26, 2005 is incorporated by reference in its Registration Statements referred to above.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

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